                              AMENDED AND RESTATED




                          AGREEMENT AND PLAN OF MERGER


                                  dated as of


                                August 13, 1998



                                  by and among



                        L-3 COMMUNICATIONS CORPORATION,



                                SPD MERGER CO.,



                             SPD TECHNOLOGIES, INC.



                                      and



                             MIDMARK CAPITAL, L.P.

                               TABLE OF CONTENTS
                                                                Page
                                                                ----
AGREEMENT AND PLAN OF MERGER .................................    1
ARTICLE I ....................................................    3
THE MERGER ...................................................    3
Section 1.1 Conversion of SPD Shares and Options .............    3
Section 1.2 Payment and Exchange of Certificates .............    6
Section 1.3 Effective Time of Merger: Closing Date ...........    7
Section 1.4 Working Capital Adjustment .......................    8
Section 1.5 Holder Allocable Expenses ........................   17
ARTICLE II ...................................................   18
REPRESENTATIONS AND WARRANTIES OF SPD ........................   18
Section 2.1 Corporate Organization of SPD ....................   18
Section 2.2 Subsidiaries .....................................   18
Section 2.3 Capitalization of SPD ............................   19
Section 2.4 Capitalization of Subsidiaries of SPD ............   19
Section 2.5 Due Authorization ................................   20
Section 2.6 No Conflict ......................................   20
Section 2.7 Financial Statements .............................   21
Section 2.8 Contracts, No Defaults ...........................   22
Section 2.9 Government Contracts .............................   25
Section 2. 10 Machinery, Equipment and Other Tangible Property   29
Section 2.11 Intellectual Property ...........................   29
Section 2.12 Real Property ...................................   30
Section 2.13 Litigation and Proceedings ......................   31
Section 2.14 Employee Benefit Plans ..........................   31
Section 2.15 Labor Relations .................................   35
Section 2.16 Legal Compliance ................................   36
Section 2.17 Environmental Matters ...........................   36
Section 2.18 Taxes ...........................................   37
Section 2.19 Governmental Authorities: Consents ..............   39
Section 2.20 Licenses, Permits and Authorizations ............   40
Section 2.21 Insurance .......................................   40
Section 2.22 Brokers' Fees ...................................   41
ARTICLE III ..................................................   44
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB ....   44
Section 3. 1 Corporate Organization ..........................   44
Section 3.2 Due Authorization ................................   45
Section 3.3 No Conflict ......................................   45
Section 3.4 Litigation and Proceedings .......................   46
Section 3.5 Governmental Authorities; Consents ...............   46
Section 3.6 Financial Ability ................................   47
Section 3.7 Brokers' Fees ....................................   47
ARTICLE IV ...................................................   47
COVENANTS OF SPD .............................................   47
Section 4. 1 Conduct of Business .............................   47
Section 4.2 Inspection .......................................   49
Section 4.3 HSR Act and Foreign Antitrust Approvals ..........   50
Section 4.4 No Solicitations .................................   51

Section 4.4 No Solicitations ......................................   51
ARTICLE V .........................................................   51
Section 5.2 Indemnification and Insurance .........................   52
ARTICLE VI ........................................................   53
JOINT COVENANTS53
Section 6.1 Confidentiality .......................................   53
Section 6.2 Support of Transaction ................................   55
Section 6.3 Update Information ....................................   55
ARTICLE VII .......................................................   58
CLOSING ...........................................................   58
Section 7. 1 Filing ...............................................   58
Section 7.2 Closing ...............................................   58
ARTICLE VIII ......................................................   59
CONDITIONS TO OBLIGATIONS .........................................   59
Section 8.1 Conditions to Obligations of Acquiror, Merger Sub
 and SPD ..........................................................   59
Section 8.2 Conditions to Obligations of Acquiror and Merger Sub ..   60
Section 8.3 Conditions to the Obligations of SPD ..................   62
ARTICLE IX ........................................................   63
TERMINATION/EFFECTIVENESS .........................................   63
Section 9.1 Termination ...........................................   63
Section 9.2 Effect of Termination .................................   65
ARTICLE X .........................................................   66
CERTAIN DEFINITIONS ...............................................   66
ARTICLE XI ........................................................   72
HOLDER REPRESENTATIVE .............................................   72
Section 11. 1 Designation and Replacement of Holder
 Representative ...................................................   72
Section 11.2 Authority and Rights of Holder Representative;
 Limitations on Liability .........................................   72
ARTICLE XII .......................................................   74
SURVIVAL AND INDEMNIFICATION ......................................   74
MISCELLANEOUS .....................................................   79
Section 12.2 Waiver ...............................................   79
Section 12.3 Notices ..............................................   79
Section 12.4 Assignment ...........................................   80
Section 12.5 Rights of Third Parties ..............................   81
Section 12.6  Reliance ............................................   81
Section 12.7 Expenses .............................................   81
Section 12.8  Construction ........................................   82
Section 12.9 Captions, Counterparts ...............................   82
Section 12.10 Entire Agreement ....................................   82
Section 12.11 Amendments ..........................................   83
Section 12.12 Publicity ...........................................   83

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

       This Amended and Restated Agreement and Plan of Merger dated as of August 13, 1998 (this "Agreement"), is entered into by and among L-3 COMMUNICATIONS CORPORATION, a Delaware corporation ("ACQUIROR"), SPD MERGER CO., a Delaware corporation and a wholly-owned subsidiary of ACQUIROR ("Merger Sub"), SPD TECHNOLOGIES, INC., a Delaware corporation ("SPD"), and MIDMARK CAPITAL, L.P. ("MidMark"), a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder.

       WHEREAS, the parties have previously entered into an Agreement and Plan of Merger dated as of July 2, 1998 (the "Original Agreement"); and

       WHEREAS, the parties wish to modify a number of the agreements and understandings set forth in such Agreement and Plan of Merger by entering into the Amended and Restated Agreement and Plan of Merger;

       NOW, THEREFORE, the parties agree as follows:

                                 PLAN OF MERGER

       A. ACQUIROR, Merger Sub and SPD (Merger Sub and SPD sometimes being referred herein to as the "Constituent Corporations") are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into SPD, with SPD being the surviving corporation. This merger (the "Merger") will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and SPD in substantially the form of Annex A hereto (the "Certificate of Merger "), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

       B. Upon consummation of the Merger, the separate corporate existence of Merger

Sub shall cease and SPD, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the "Surviving Corporation"), shall continue its corporate existence under the Delaware General Corporation Law (the "DGCL") as a wholly-owned Subsidiary of ACQUIROR.

       C. On and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choices in action belonging to each such corporation, shall become vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall therefore attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and this Agreement.


       D. At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of SPD, until thereafter amended as provided therein and under the DGCL, and the directors and officers of the

Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.


       E. Concurrently with the execution of this Agreement, ACQUIROR and SPD Principal Stockholders have entered into a No-Shopping Agreement.


       F. For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of SPD Shares and Options (as each is defined below).


       G. Certain capitalized terms used herein have the meanings ascribed to such terms in Article X hereof.

                                   AGREEMENT

       In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, ACQUIROR, Merger Sub and SPD agree as follows:

                                   ARTICLE I
                                   THE MERGER

       Section 1.1 Conversion of SPD Shares and Options.

           (a) At the Effective Time of the Merger, each share (a "SPD Share") of the Voting Class A Common Stock, par value $.01 per share, of SPD (the "SPD Class A Common Stock"); each share of Non-Voting Class B Common Stock, par value $.01 per share, of SPD (the "SPD Class B Common Stock" and, together with SPD Class A Common Stock, the "SPD Common Stock"); and each share of Series A Preferred Stock, par value $0.01 per share (the "SPD Preferred Stock" and, together with SPD Common Stock, the "SPD Stock") that is then issued and outstanding (other than shares, if any, held in the treasury of SPD, which treasury shares shall be canceled as part of the Merger), and each outstanding, unexercised option and warrant or other security to purchase or acquire SPD Shares from SPD (whether or not vested) (such warrants, options and other securities being referred to as the "Options"), which shall be canceled by SPD, and shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration (defined below), as determined pursuant to Section 1.1(d) (with each Employee Option (defined below) being canceled immediately prior to the Effective Time of the Merger).

           (b) At the Effective Time of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

           (c) Subject to the adjustments set forth in Section 1.4, the "Merger Consideration" shall consist of a cash payment equal to (i) $230 million, plus
(ii) the difference between the Adjusted Net Assets (as defined below) of SPD as of December 31, 1997 ($18,497,770) and the parties' agreed-upon good faith estimate of Adjusted Net Assets of SPD as of the Closing (as defined below) (which good faith estimate shall be mutually agreed upon by the parties at least five days in advance of the Closing), less (iii) the aggregate principal amount of Funded Debt of SPD and its consolidated Subsidiaries, if any, and all accrued interest thereon, that remains outstanding as of the Closing, plus (iv) the amount of cash and cash equivalents of SPD and its consolidated Subsidiaries as of the Closing, if any, less (v) the amount of Holder Allocable Expenses paid by ACQUIROR to the Holder Representative at Closing in accordance with Section 1.5.

           (d) The Merger Consideration shall be allocated among the holders of SPD Shares and the Options as set forth below in this subsection 1.1(d). Each holder of SPD Preferred Shares shall be entitled to receive a portion of the Merger Consideration equal to (x) $100, plus accrued and unpaid dividends of eight percent (8%) per annum calculated from January 1, 1997 to the Closing Date, multiplied by (y) the number of SPD Preferred Shares held by such holder as of the Effective Time of the Merger (the aggregate amount paid in respect of SPD Preferred Shares, the "Preferred Consideration"). Each holder of SPD Common Shares shall be entitled to receive a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of SPD Common Shares held by such holder as of the Effective Time of the Merger (but not including any SPD Common Shares issuable upon the exercise of any Options held by such holder) (the "Common Consideration"). Each holder of Options shall (x) surrender to the Exchange Agent and/or the Holder Representative all Options held, and shall execute a Holder Acknowledgement acknowledging that all such Options, including Employee Options are being purchased back and canceled by SPD, and in all cases that such Options shall thereafter be extinguished and no longer outstanding for all purposes; and (y) shall thereafter be entitled to receive a portion of the Merger Consideration equal to (i) the Cash Per Fully-Diluted Common Share, multiplied by the aggregate number of SPD Common Shares issuable upon exercise in full of all Options held by such holder as of the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Options held by such holder. For purposes of the foregoing, the "Cash Per Fully-Diluted Common Share" shall mean (1) the sum of
(A) the Merger Consideration, less (B) the Preferred Consideration, plus (C) the Aggregate Option Exercise Price (defined below), divided by (ii), the Aggregate Fully-Diluted SPD Common Shares. The "Aggregate Fully-Diluted SPD Common Shares" shall be the sum of SPD Common Shares held by all holders, plus SPD Common Shares issuable upon the exercise in full of all Options held by all holders, and the "Aggregate Option Exercise Price" shall mean the sum of the cash exercise prices payable upon exercise in full of all Options held by all holders.

           (e) For purposes of clarification, under no circumstances shall the provisions of Section 1.1(d) result in any increase or decrease in the Merger Consideration or cause any holder of SPD Shares or Options to become entitled to receive any amount in excess of the portion of the Merger Consideration allocated to him pursuant to the terms of such section, it being the intention of the parties that Section 1.1(d) deal solely with the allocation of the Merger Consideration among the holders of SPD Shares and Options.

       Section 1.2 Payment and Exchange of Certificates.

           (a) Immediately prior to the Effective Time of the Merger, ACQUIROR will pay to an exchange agent (the "Exchange Agent") selected by SPD and reasonably acceptable to ACQUIROR, by wire transfer of immediately available funds, an amount (the "Funding Amount") equal to the Merger Consideration, determined prior to giving effect to the adjustments provided for in Section
1.4 hereof. Upon (i) payment by ACQUIROR to the Exchange Agent of the Funding Amount and (ii) payment by ACQUIROR to the Holder Representative of the estimated Holder Allocable Expenses pursuant to Section 1.5 hereof, ACQUIROR shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than Acquiror's obligation to make payments required by Section 1.4 hereof, if any. The Exchange Agent shall invest the Funding Amount as directed by the Holder Representative in writing with any income earned on such investments being paid to the Holder Representative for the benefit of holders of SPD Shares and Options; such income shall not become a part of the Funding Amount.

           (b) After the Effective Time of the Merger, each holder of an outstanding certificate or certificates for SPD Shares and/or Options (collectively, the "Certificates") upon surrender of such Certificates to the Exchange Agent (or, in the case of a holder of Options, upon delivery of a Holder Acknowledgement to the Exchange Agent), shall be entitled to receive from ACQUIROR (or from the Exchange Agent on Acquiror's behalf) in exchange therefor, (subject to the provisions of Section
1.4 below) such percentage (the "Applicable Percentage") of the Merger Consideration into which such holder's SPD Shares and/or Options shall have been converted as a result of the Merger, provided that any payment with respect to Options held by employees of SPD or any of its Subsidiaries ("Employee Options") shall be reduced by the amount of any taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Surviving Corporation for disbursement to the applicable taxing authority. Pending such surrender and exchange (or, in the case of a holder of Options, upon such delivery of a Holder Acknowledgment), a holder's certificate or certificates for SPD Shares and/or Options shall be deemed for all purposes (other than the exchange contemplated by this Section 1.2) to evidence such holder's Applicable Percentage of the Merger Consideration into which such SPD Shares and/or Options shall have been converted by the Merger.

           (c) On the one-year anniversary of the Closing Date, any amounts on deposit with the Exchange Agent shall be delivered to the Holder
Representative, and thereafter any holder of Certificates shall look only to the Holder Representative for payment of Merger Consideration with respect thereto.

       Section 1.3 Effective Time of Merger: Closing Date. As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Merger Sub and SPD shall cause the Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the " Effective Time of the Merger" shall mean the close of business on the date on which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL; and the term "Closing Date" shall mean the date on which the Effective Time of the Merger occurs.

       Section 1.4 Adjusted Net Assets Adjustment.

           (a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, the Holder Representative shall prepare and deliver to ACQUIROR (i) a consolidated balance sheet of SPD and its consolidated Subsidiaries as of the Closing which shall be audited by Grant Thornton LLP ("Grant Thornton") (together with the related audit report of such firm, the "Closing Balance Sheet"), (ii) a calculation of Adjusted Net Assets (defined below) of SPD and its consolidated Subsidiaries as set forth on the Closing Balance Sheet ("Closing Date Adjusted Net Assets"), and (iii) federal and applicable state tax returns of SPD and its consolidated Subsidiaries for the tax year beginning on January 1, 1998 and ending on the Closing Date (the "Stub Period Tax Returns"). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") consistent with the preparation of the historical consolidated financial statements of SPD and its consolidated Subsidiaries, shall fairly present the consolidated financial position of SPD and its consolidated Subsidiaries as of the Closing, and shall be based upon a physical inventory count taken by Grant Thornton and observed by ACQUIROR's accountants, such count to be taken after the Closing Date on such date as the parties may mutually agree, and adjusted back to the Closing Date through the application of inventory records. Following the Closing, ACQUIROR shall provide the Holder Representative with access to the records and employees of SPD to the extent necessary for the preparation of the Closing Balance Sheet and the Stub Period Tax Returns and shall cause the employees of SPD to cooperate with the Holder Representative in connection with its preparation of the Closing Balance Sheet and Stub Period Tax Returns. "Adjusted Net Assets" as of any date shall, except as provided below, mean (i) the consolidated assets of SPD and its consolidated Subsidiaries as of such date, adjusted to exclude (1) cash and cash equivalents, (2) goodwill and related accumulated amortization, (3) deferred financing costs and related accumulated amortization, and (4) (a) any Tax refund receivable related to the cancellation of the Employee Options on or prior to the Closing Date or (b) any asset relating to the Loss CarryBack, minus (ii) the consolidated liabilities of SPD and its consolidated subsidiaries adjusted to (1) exclude the current and long-term portions of Funded Debt and all accrued interest thereon as of such date and (2) include any accrued tax liabilities which would otherwise have been reduced or eliminated by reason of the application of any current tax deductions arising out of the cancellation of Employee Options pursuant to Section 1.1(d) of this Agreement. The parties shall apply the following additional agreements and clarifications with respect to the determination of the Closing Date Adjusted Net Assets:

                  (i) Adjustment of Reserves and Valuation Accounts. In the determination of the Closing Date Adjusted Net Assets, the amount of any reserves or valuation accounts shall be determined by applying methods, practices, assumptions, policies, factors, and underlying data consistent with those used in determining the reserves or valuation accounts included in the December 31, 1997 Balance Sheet, and there shall be no changes made to any reserves or valuation accounts (including, without limitation, contract reserves, purchase accounting reserves, deferred tax asset valuation accounts, allowances for bad debts, inventory reserves of any kind, warranty reserves and other reserves) except to the extent that such changes are required by changes in facts and events occurring after December 31, 1997 and before the Closing Date, it being further understood that there shall be no increase in the Closing Date Adjusted Net Assets as a result of any reversal, reduction or other usage of reserves unless such reversal or usage arises out of facts or events that occur after December 31, 1997 and before the Closing Date.

                  (ii) Contract Estimates at Completion ("EAC"). In the determination of the Closing Date Adjusted Net Assets, there shall be no changes to the contract EACs from those contract EACs used in the preparation of the December 31, 1997 Balance Sheet, except to the extent that such changes are required by changes in facts and events occurring after December 31, 1997 and before the Closing Date.

                  (iii) Loss Contracts. In the determination of the Closing Date Adjusted Net Assets, there shall be no changes made to the provisions for loss contracts from those used in the preparation of the December 31, 1997 Balance Sheet, except to the extent that such changes are required by changes in facts and events occurring after December 31, 1997 and before the Closing Date.

                  (iv) Tax Liability. For purposes of calculating the Adjustment Amount under Section 1.4(c), tax liability shall be the actual liability reflected on the final Stub Period Tax Returns to be prepared in accordance with Section 1.4(a)(iii) and not the accrued tax liability determined for the tax period of SPD and/or any of its consolidated affiliates estimated on the Closing Date.

           (b) Upon delivery of the Closing Balance Sheet and Stub Period Tax Returns, the Holder Representative will provide ACQUIROR and its respective accountants full access to

SPD's records, and will provide ACQUIROR and its accountants access to the work papers of Grant Thornton in accordance with Grant Thornton's usual practices, to the extent reasonably related to Acquiror's evaluation of the Closing Balance Sheet, the calculation of Closing Date Adjusted Net Assets and the Stub Period Tax Returns. If ACQUIROR shall disagree with the calculation of Closing Date Adjusted Net Assets and/or with the Stub Period Tax Returns (including the inclusion on the Stub Period Tax Returns of any current tax deduction arising out of the exercise of the Employee Options prior to the Closing Date), it shall notify the Holder Representative of such disagreement in writing, setting forth in detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and the Stub Period Tax Returns. In the event that ACQUIROR does not provide such a notice of disagreement within such thirty (30) day period, ACQUIROR shall be deemed to have accepted the Closing Balance Sheet, the calculation of the Closing Date Adjusted Net Assets and the Stub Period Tax Returns delivered by the Holder Representative, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, ACQUIROR and the Holder Representative shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Adjusted Net Assets or with respect to the Stub Period Tax Returns. If, at the end of such period, they are unable to resolve such disagreements, then another independent accounting firm of recognized national standing as may be mutually selected by ACQUIROR and the Holder Representative (the Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 1.4(a); and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) Closing Date Adjusted Net Assets or the Stub Period Tax Returns require adjustment. The fees and expenses of the Auditor shall be paid one-half by ACQUIROR and one-half as a Holder Allocable Expense pursuant to Section 1.5 hereof. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Adjusted Net Assets and the Stub Period Tax Returns is finally determined in accordance with this Section 1.4(b) is hereinafter referred as to the "Determination Date."

           (c) The "Adjustment Amount," which may be positive or negative, shall mean the Closing Date Adjusted Net Assets, minus the agreed-upon good faith estimate of Adjusted Net Assets as of Closing used for purposes of calculating the Merger Consideration pursuant to Section 1.1(c), and (2) the actual tax savings reflected on the Stub Period Tax Returns due to the deductions resulting from the cancellation of Employee Options on or prior to the Closing Date. The actual tax savings reflected on any Stub Period Tax Return due to the deductions resulting from the cancellation of the Employee Options on or prior to the Closing Date shall equal the difference, if any, from that reflected on the pro forma Stub Period Tax Return, prepared without taking such deductions into account, and the actual Stub Period Tax Return. If the Adjustment Amount is a positive number, then the Merger Consideration will be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration will be decreased by the Adjustment Amount.

           (d) Notwithstanding the foregoing provisions of this Article I, on the Closing Date, out of the Merger Consideration paid to the Exchange Agent, an amount equal to either (i) $2,000,000, if the difference between the Adjusted Net Assets of SPD as of December 31, 1997

($18,497,770) and the parties' agreed-upon good faith estimate of Adjusted Net Assets of SPD as of Closing is $10,000,000 or less, or (ii) twenty-five percent (25%) of such difference, if such difference is greater than $10,000,000 (such amount being hereinafter referred to as the "Adjustment Escrow Amount"), shall be held, invested and disbursed by the Exchange Agent as "Escrow Agent" in accordance with the terms of the Adjustment Escrow Agreement substantially in the form attached hereto as Annex B. If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) business days of the Determination Date, (i) the Escrow Agent shall pay to the Holder Representative for distribution to the holders of SPD Common Shares and Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Applicable Percentages) the Adjustment Escrow Amount, together with any interest earned thereon, and (ii) the Acquiror shall pay to the Holder Representative, for distribution to the holders of SPD Shares and Options, the Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the rate of interest published in the "Money Rates" column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date. If the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five
(5) business days of the Determination Date, (i) the Escrow Agent shall pay to ACQUIROR out of the Adjustment Escrow Amount an amount equal to the lesser of the Adjustment Amount or the Adjustment Escrow Amount, together with all interest earned thereon (with any remaining Adjustment Escrow Amount to be paid to the Holder Representative for distribution to the holders of SPD Shares and Options), and (ii) to the extent that the Adjustment Escrow Amount is less than the Adjustment Amount, the holders of SPD Shares and Options shall be liable to pay to ACQUIROR, and the Holder Representative shall cause the holders of SPD Shares and Options and/or shall withhold from such holders out of the Merger Consideration such amounts as shall be necessary to pay to

ACQUIROR such shortfall together with interest thereon from the Closing Date to the date of payment at the rate of interest published in the "Money Rates" column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date. Notwithstanding the foregoing, any distributions to the holders of Employee Options pursuant to this Section 1.4(d) shall be net of the amount of any taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Surviving Corporation for payment by the Surviving Corporation to the applicable governmental authority as required by law.

           (e) Notwithstanding the foregoing provisions of this Article I, on the Closing Date, $10,000,000 (the "Indemnification Escrow Amount") of the Merger Consideration shall be paid by ACQUIROR to the Exchange Agent to be held in escrow as set forth herein. The Indemnification Escrow Amount shall be held and invested by the Exchange Agent as "Escrow Agent" in accordance with the terms of an Indemnification Escrow Agreement substantially in the form attached hereto as Annex C hereto (the "Indemnification Escrow Agreement").

           (f) Following the Closing, the Holder Representative, with the assistance of such employees of SPD as the Holder Representative may reasonably request (during normal working hours, and without payment to SPD for such employees time), shall cause Grant Thornton to prepare and file federal and state tax returns of SPD and/or any of its consolidated subsidiaries for the following periods: (i) amended returns for the tax period ending December 31, 1997, and (ii) amended returns for the tax period ending December 31, 1996 (or, in the case of Power Paragon, Inc., its tax period ending June 30, 1997); in each case carrying back any and all available tax deductions, including any tax deductions resulting from the Loss CarryBack. ACQUIROR shall cause SPD to execute and file such amended tax returns. The Holder Representative shall have the exclusive right and authority to prepare such returns, including the making of any elections which the Holder Representative may deem to be necessary or desirable thereunder, provided, that, the ACQUIROR shall be given the opportunity to (i) review such amended tax returns, and, (ii) to the extent such amended tax returns as prepared would adversely effect a post-closing tax period, or portion thereof, ACQUIROR, SPD or any of their Affiliates, may suggest any reasonable changes to such amended tax returns, which shall be incorporated into the filing of such amended tax returns. The Holder Representative must be notified of any proposed change pursuant to clause (ii) of the preceding sentence within 30 days after ACQUIROR reviews such amended return, and in the event of a dispute as to the reasonableness as to the change, then such dispute shall be resolved in the same manner as disputes are resolved under Section 1.4(b). SPD shall deliver all refunds resulting from the filing of such amended returns to the Holder Representative for distribution to the holders of SPD Shares and Options (pro rata, in accordance with their respective Applicable Percentages) provided, that, any refunds relating to loss or credit carrybacks (other than the Loss CarryBack) from a post-closing year or portion thereof, shall be for the benefit of the ACQUIROR. In the event that the amount of any refund that would otherwise be payable to the Holder Representative under this Section 1.4(f) is in any manner reduced or offset due to the sole action or inaction of SPD and/or ACQUIROR after the Closing Date (other than an action or inaction undertaken or foregone to avoid an adverse affect on the post-Closing tax liability of ACQUIROR, SPD or any of their Affiliates), ACQUIROR shall make payment to the Holder Representative in an amount equal to such reduction or offset. In the event there is a determination disallowing such refund, the related liability for Taxes shall be borne by the Holders of SPD Shares and Options and paid by the Holder Representative.

           (g) In the event that any tax deductions resulting from the cancellation of the Employee Options are not fully utilized to reduce tax liabilities on the Stub Period Tax Returns or any of the returns for the tax periods referenced in Section 1.4(f), such tax deductions shall be carried forward by SPD and/or the ACQUIROR (to the extent permitted under applicable tax law) to reduce future tax liabilities provided, that, such tax deductions are part of a net operating loss carryforward arising from such tax periods. If such net operating loss carryforward results in an actual reduction of tax liability of SPD, ACQUIROR and/or any of their respective Affiliates, ACQUIROR shall promptly remit to the Holder Representative, for distribution to the holders of SPD Shares and Options, the amount of such tax savings. The actual reduction of tax liability resulting from the net operating loss carryforward shall equal the difference in the tax liability, if any, from that reflected on the tax return for the year to which the carryforward is utilized and if such carryforward were not utilized (determined by taking into account only the portion of the carryforward attributable to the deductions from the cancellation of the Employee Options). ACQUIROR, SPD and their Affiliates shall use their respective good faith efforts to utilize any tax deductions, including any net operating loss carryforward, arising from the cancellation of the Employee Options in a manner to maximize and accomplish the realization of the tax savings, and will not voluntarily waive their ability to utilize the same, unless the utilization of such tax deduction would adversely effect the tax liability for a post-closing tax period, or portion thereof, of ACQUIROR, SPD or any of their Affiliates.

           (h) Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that the economic benefit of any tax savings recognized as a result of deductions attributable to the cancellation of the Employee Options (the "Tax Savings"), whether by SPD, ACQUIROR, and/or any of the respective Affiliates, shall be for the benefit of, and shall be additional Merger Consideration payable to the holders of SPD Shares and Options.

       Section 1.5 Holder Allocable Expenses. On or prior to the Closing Date, the Holder Representative will provide to ACQUIROR an estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the following fees and expenses that may be incurred by the Holder Representative on behalf of SPD and the holders of SPD Shares and Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (i) the fees and disbursements of counsel to SPD and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by SPD and/or the Holder Representative in connection with the Merger, (iii) if necessary, one-half of the fees and expenses of the Auditor and (iv) the expenses of the Holder Representative incurred in such capacity (the "Holder Allocable Expenses"). On the Closing Date, ACQUIROR shall pay to the Holder Representative cash in the amount of such estimated Holder Allocable Expenses and the Holder Representative shall use such cash to pay the Holder Allocable Expenses. In no event will ACQUIROR be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by ACQUIROR under this Section 1.5.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF SPD

       SPD represents and warrants to ACQUIROR and Merger Sub as follows:

       Section 2.1 Corporate Organization of SPD. SPD has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease and to operate its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of SPD previously made available by SPD to ACQUIROR are true, correct and complete. SPD is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole.

       Section 2.2 Subsidiaries. Set forth on Schedule 2.2 is a complete and accurate list of all Subsidiaries of SPD. Each Subsidiary of SPD has been duly organized or formed and is validly existing under the laws of the jurisdiction of its organization or formation and has the corporate power and authority to own or lease and to operate its properties and to conduct its business as it is now being conducted. SPD has previously provided to ACQUIROR copies of the organizational documents of each Subsidiary of SPD. Such copies are true, correct and complete. Each such Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole. Set forth on Schedule 2.2 is a list of the jurisdiction of incorporation or formation of each such Subsidiary.

       Section 2.3 Capitalization of SPD.

           (a) The authorized capital stock of SPD consists solely of 500,000 shares of SPD Class A Common Stock, of which 99,000 shares are issued and outstanding; 500,000 shares of SPD Class B Common Stock, no shares of which are issued and outstanding; and 1,000,000 shares of Preferred Stock, of which 38,010 shares are issued and outstanding. All of the issued and outstanding shares of SPD Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Persons listed in Schedule 2.3, free and clear of liens.

           (b) Except as set forth on Schedule 2.3, there are not any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPD Stock or any other undertakings, commitments or agreements providing for the issuance of additional shares or for the sale of treasury shares, or for the repurchase or redemption of shares of any capital stock of SPD, or any agreement of any kind which may obligate any Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

       Section 2.4 Capitalization of Subsidiaries of SPD. The outstanding shares of capital stock of each Subsidiary of SPD have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
Schedule 2.4, (i) each Subsidiary of SPD is wholly-owned of record and beneficially by SPD or another wholly-owned Subsidiary of SPD and (ii) the ownership interests of SPD in each such Subsidiary are owned of record and beneficially by SPD (or another Subsidiary of SPD), free and clear of any Liens. Except as set forth on Schedule 2.4, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiary of SPD, any other undertaking of commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of any Subsidiary's capital stock, or any agreements of any kind which may obligate any Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

       Section 2.5 Due Authorization.

           SPD has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and the holders of SPD Class A Common Stock of SPD and no other corporate proceeding on the part of SPD or its stockholders is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by SPD and constitutes a legal, valid and binding obligation of SPD, enforceable against SPD in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

       Section 2.6 No Conflict. Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by SPD and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable, law, statute, ordinance, rule, regulation, order, judgment or decree of any court or governmental or regulatory agency or authority applicable to SPD or any of its Subsidiaries, the Certificate of Incorporation, Bylaws or other organizational documents of SPD or any of its Subsidiaries, or any contract, note, lease, mortgage, agreement, indenture or other instrument to which SPD or any of its

Subsidiaries is a party or by which SPD or any of its Subsidiaries may be bound, or constitute a default under, violate or conflict with, result in the acceleration of or give any party the right to terminate, modify or cancel, or result in the loss of any rights, privileges, options or alternative under any such contract, note, lease, mortgage, agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of SPD or its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation (or right of acceleration, termination or modification) of any required license, permit, contract right or approval from any government or other third party, except to the extent that the occurrence of any of the foregoing could not reasonably be expected to have an adverse effect on (i) the ability of SPD to enter into and perform its obligations under this Agreement, or (ii) the business, the properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole.

       Section 2.7 Financial Statements. SPD has previously delivered to ACQUIROR the following financial statements, all of which have been prepared in accordance with GAAP (subject, in the case of the financial statements referenced in paragraph (b), to the absence of footnotes and to normal year-end adjustments not material in amount), and present fairly, in all material respects, the consolidated financial position of SPD and its consolidated Subsidiaries at the dates stated in such financial statements and the results of their operations for the periods stated therein (provided, however, that with respect to the financial statements of PTS Holdings, Inc. referred to in subsection 2.7(c), this representation is made to the knowledge of SPD only):

           (a) the audited consolidated Balance Sheet of SPD and its consolidated Subsidiaries as of December 31, 1997, 1996 and 1995, and the audited consolidated Statements of Income and Cash Flows of SPD and its consolidated Subsidiaries for the years ended December 31, 1997, 1996 and 1995, together with the auditors' reports thereon;

           (b) the unaudited consolidated Balance Sheet of SPD and its consolidated Subsidiaries as of May 31, 1998 and the unaudited consolidated Statements of Income and Cash Flows of SPD and its consolidated Subsidiaries for the five-month period ended May 31, 1998; and

           (c) the audited consolidated Balance Sheet of PTS Holdings, Inc. and its consolidated Subsidiaries as of June 30, 1996 and July 2, 1995, and the audited consolidated Statements of Income and Cash Flows of PTS Holdings, Inc. and its consolidated Subsidiaries for the years ended June 30, 1996 and July 2, 1995, together with the auditors' reports thereon.

       Section 2.8 Contracts, No Defaults.

           (a) Schedule 2.8 contains a listing of all Contracts described in clauses (i) through (xvi) below to which SPD or any of its Subsidiaries is a party (it being understood that such listing may omit documents subject to disclosure restrictions pursuant to government regulations applicable to classified documents provided that the documents so omitted have been made available to an individual within ACQUIROR's organization having the requisite clearances). To the extent permitted by government regulations applicable to classified documents, true, correct and complete copies of contracts referred to below have been delivered to or made available to ACQUIROR and its agents and representatives.

                  (i) Each Government Contract which involves performance of services or delivery of goods and/or materials by SPD or any of its Subsidiaries of an amount or value in excess of $100,000;

                  (ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for or relating to money borrowed, including any agreement or commitment for future loans, credit or financing;

                  (iii) Each Contract not in the ordinary course of business involving expenditures or receipts of SPD and its Subsidiaries in excess of $100,000;

                  (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $100,000;

                  (v) Each material licensing agreement with respect to Intellectual Property;

                  (vi) Each joint venture Contract, partnership agreement. or limited liability company agreement;

                  (vii) Each Contract explicitly requiring capital expenditures after the date hereof in an amount in excess of $100,000;

                  (viii) each agreement with any officer, director or stockholder of SPD and its Subsidiaries, or with any affiliate or relative of any such officer, director or stockholder;

                  (ix) each contract of employment, consulting, agency or other similar agreement or arrangement relating to or for the benefit of employees, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                  (x) each agreement with any labor union, or other labor organization;

                  (xi) each agreement which requires, individually, annual payments of more than $100,000 or aggregate payments over the life of the contract of more than $250,000;

                  (xii) each agreement which has for a remaining term of more than one year and is not cancelable as to all its provisions upon 90 days or less notice without payment of any material penalty;

                  (xiii) each asset purchase agreement or other acquisition or investment agreement;

                  (xiv) each contract or arrangement with respect to the representation of SPD and any of its Subsidiaries in foreign countries;

                  (xv) each agreement which restricts or limits in any manner the operation of the business of SPD and any of its Subsidiaries; and

                  (xvi) each other agreement which is material to the business of SPD and any of its Subsidiaries and was entered into outside of the normal course of business.

           (b) Except as set forth on Schedule 2.8, all the Contracts listed pursuant to paragraph (a) of this Section 2.8 are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of SPD or the Subsidiary of SPD party thereto and, to the best knowledge of SPD, represent the legal. valid and binding obligations of the other parties thereto. Except as set forth on Schedule 2.8, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default (or an event of default that would give any other party to any such Contract the right to terminate or otherwise fail to perform its obligations) under such Contracts by SPD or any Subsidiary of SPD which is a party thereto or, to the best knowledge of SPD, any other party thereto, except where the occurrence of such event or existence of any such condition could not reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole.

           (c) As of the date hereof, and prior to Closing, neither SPD nor any of its Subsidiaries (either prior to or during the time that any such corporation was a Subsidiary of

SPD) has presented any claim for indemnification pursuant to the applicable provisions of the Purchase and Sale Agreement dated as of November 18, 1994 by and between Magnetek, Inc., Magnetek Tempe, Inc., Magnetek Deutschland Holding GMBH, and PTS Holdings, Inc. (the "Magnetek Agreement").

       Section 2.9 Government Contracts. (a) For purposes of this
Agreement, the following definitions shall apply:

           "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Government bid or other arrangement of any kind between SPD and any of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.


           "Government Bid" means any quotation, bid or proposal made by SPD or any of its Subsidiaries or any of affiliates primarily in connection with the business that is accepted or award would lead to a Contract with the U.S. Government of the design, manufacture and sale of products or the provision for services by business.

           (b) With respect to each and every Government Contract or bid to obtain a Government Contract to which SPD or any of its Subsidiaries is a party and except as set forth in Schedule 2.9: (i) SPD and its Subsidiaries have fully complied with all material terms and conditions of such Government Contract or bid for a Government Contract as required as of the date hereof and as of the Closing Date; (ii) SPD and its Subsidiaries have fully complied with all material requirements of statute, rule or regulation pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed with respect to such

Government Contract were accurate in every material respect as of their effective date and the Company and is Subsidiaries have fully complied with all such representations and certifications in every material respect; and (iv) no termination or default, cure notice or show cause notice has been issued or, to the best knowledge of the executive officers of SPD and its Subsidiaries, will be issued.

           (c) To the best knowledge of SPD, except as set forth in Schedule 2.9: (i) none of SPD's or any of its Subsidiaries' respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, (ii) there is not any pending audit or investigation of SPD, any of its Subsidiaries, its officers, employees or representatives nor within the last three years has there been any audit or investigation of SPD, any of its Subsidiaries, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid; and (iii) during the last three years, neither SPD nor any of its Subsidiaries has made a voluntary disclosure to the U.S. Government or any non-U.S. government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid. Except as set forth in Schedule 2.9, to the best knowledge of SPD neither SPD nor any of its Subsidiaries has had any irregularities, misstatements or omissions arising under or relating to any Government Contract or bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence of any other material damage, penalty assessment, recoupment or payment or disallowance of cost.

           (d) Except as set forth in Schedule 2.9, there are (i) no outstanding claims against SPD or its Subsidiaries, either by the U.S. Government or by any non-U.S. government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to the any Government Contract or bid referred to in Schedule 2.9 and (ii) no disputes between SPD and its Subsidiaries and the U.S. Government or any non-U.S. government under the Contract Disputes Act or any other Federal statute or between SPD and its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or bid. Except as set forth in
Schedule 2.9, to the best knowledge of SPD and its Subsidiaries, there are no facts that could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

           (e) Except as set forth in Schedule 2.9, neither SPD nor any of its Subsidiaries nor any of their respective employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. government contracting. Except as set forth in Schedule 2.9, SPD and its Subsidiaries conducted their operations in compliance with all requirements of all material laws pertaining to all Government Contracts and bids.

           (f) Except as set forth in Schedule 2.9, no statement, representation or warranty made by SPD or any of its Subsidiaries in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government or any non-U.S. government in connection with any Government Contract or bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, nor misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to the Company or the Subsidiary as a result of such untrue statement or failure to state a material fact.

           (g) Schedule 2.9 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. government which identifies by description or inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by SPD or its Subsidiaries by or on behalf of the United States or any foreign country. To the best knowledge of SPD, such schedule was accurate and complete on its date and, if dated as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that could not reasonably be expected to have a material adverse effect on the operations of SPD and it Subsidiaries.

       Section 2.10 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 2. 10, SPD or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of SPD and its Subsidiaries as owned by SPD or its Subsidiaries (the "Machinery and Equipment"), free and clear of all Liens other than Permitted Liens. The Machinery and Equipment, taken as a whole, is suitable for the purposes for which it is presently used.

       Section 2.11 Intellectual Property. Schedule 2.11 lists each patent, registered trademark, service mark or trade name, registered copyright or mask work, or material patents reduced to practice and applications for any of the foregoing (together with all other intellectual property rights, "Intellectual Property") owned or held by SPD or any of its Subsidiaries and all licenses to

Intellectual Property between SPD or any of its Subsidiaries and any other Person. Except as set forth on Schedule 2. 11, (i) SPD or one or more of its Subsidiaries has good and exclusive title to each item of Intellectual Property owned by it, free and clear of any Lien; (ii) SPD and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of SPD and its Subsidiaries, as presently conducted, except where the failure to have such rights could not reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole; (iii) the Intellectual Property owned or used by SPD or any of its Subsidiaries does not infringe or otherwise impair or conflict with ("Infringe"), and is not being infringed by, the Intellectual Property of any other person; (iv) no Governmental Order or Action is pending, or to SPD's best knowledge, threatened, which would limit, cancel or question the validity of, or SPD's or any of its Subsidiaries' rights to own, hold or use any Intellectual Property, and to SPD's best knowledge, no valid basis exists for same; (v) SPD and its Subsidiaries have taken reasonable steps to protect, maintain and safeguard their Intellectual Property, and have taken all actions, executed all agreements, made all filings and paid or properly accrued all fees and taxes in connection with the foregoing.

       Section 2.12 Real Property. (a) Schedule 2.12 lists (I) all Owned Real Property, (ii) all Leased Real Property and (iii) the address of all real property now used or occupied by SPD and its Subsidiaries and the name of the record owner thereof. Except as set forth on Schedule 2.12, SPD or one of its Subsidiaries has good and marketable fee simple title to all Owned Real property, and good and valid title to all Leased Real property, subject only to any (i) Permitted Liens and (ii) Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, properties, assets, results of operation or financial condition of SPD and its Subsidiaries, taken as a whole.

           (b) Each lease covering Leased Real property is a legal, valid and binding agreement enforceable in accordance with its terms and there is not under any of such leases any existing default on the party of SPD or any of its Subsidiaries or, to the best of knowledge of SPD, and other party thereto nor any facts that would, with the passage of time or notice, or both, constitute such a default.

           (c) SPD and its Subsidiaries enjoy peaceful and quiet possession of the real property owned or leased by SPD and its Subsidiaries. ACQUIROR, its agents and representatives have been provided with a true and complete copy of each lease and all amendments thereto pertaining to any leased real property. The rental set forth in each lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Except as listed in Schedule 2.13, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause a default under any lease or require prior written consent of any landlord under any lease.

       Section 2.13 Litigation and Proceedings. Except as set forth on Schedule 2.13, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of SPD, investigations, before or by any court or governmental authority or instrumentality or before any arbitrator pending or, to the knowledge of SPD, threatened, against SPD or any of its Subsidiaries. Except as set forth on Schedule 2.13, there is no unsatisfied judgment, order or decree against or any injunction binding upon SPD or any of its Subsidiaries.

       Section 2.14 Employee Benefit Plans.

           (a) Definitions. The following terms, when used in this Section 2.14, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                  (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, severance benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by SPD or any ERISA Affiliate or for which SPD or any ERISA Affiliate has any liability, and (C) covers any employee or former employee of SPD or any Subsidiary (with respect to their relationship with any such entity). Schedule 2.14(a)(i) contains a true and complete list of all Benefit Arrangements.

                  (ii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


                  (iv) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with. SPD as defined in Section 414(b), (c), (m) or (o) of the Code.

                  (v) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) to which SPD or any ERISA Affiliate maintains, administers, contributes or is required to contribute or has any liability with respect to and (B) which covers any employee or former employee of SPD or any ERISA Affiliate (with respect to their relationship with such entities).

                  (vi) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  (vii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which SPD or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to or has any liability with respect to and (B) which covers any employee or former employee of SPD or any ERISA Affiliate (with respect to their relationship with such entities).

                  (viii) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(l) of ERISA, (A) which SPD or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to or has any liability with respect to, and (B) which covers any employee or former employee of SPD or any Subsidiary (with respect to their relationship with such entities).

                         b) Disclosure. Schedule 2.14 contains a complete list
of Employee Plans.

                         c) Representations. Except as set forth in Schedule
2.14, SPD represents and warrants as follows:

                            (i) Pension Plans

           (A) No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither SPD nor any ERISA Affiliate has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan.

           (B) Neither SPD nor any ERISA Affiliate is required to provide security to a Pension Plan which covers employees or former employees of SPD or any of its Subsidiaries under Section 401(a)(29) of the Code.

           (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers employees or former employees of SPD or any of its Subsidiaries (with respect to their relationship with such entities) is qualified (within the meaning of Code Section 401(a)) and has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a), or application for such determination has been made and nothing has occurred since such determination or application that could reasonably be expected to cause the loss of such qualification.

           (D) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers employees or former employees of SPD or any of its Subsidiaries (with respect to their relationship with such entities) ("SPD Pension Plan") is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

           (E) SPD or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither SPD nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan. Neither SPD nor any ERISA Affiliate has, at any time, (1) become subject to the provisions of Section 4062 of ERISA or terminated any Pension Plan other than pursuant to ERISA Section 4041(b), (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which SPD or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                  (ii) Multiemployer Plans. There are no Multiemployer Plans.

                  (iii) Welfare Plans. Each Welfare Plan is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                  (iv) Benefit Arrangements. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                  (v) Fiduciary Duties and Prohibited Transactions. Neither SPD nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code to which any Welfare Plan or SPD Pension Plan is subject. Neither SPD nor any of its Subsidiaries has participated in a violation of Part 4 of Title 1, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has no unpaid civil penalty under Section 502(l) of ERISA.

       Section 2.15 Labor Relations. Except as set forth on Schedule 2.15, neither SPD nor any of its Subsidiaries is a party to any collective bargaining agreements. The Contracts listed on Schedule 2.15 include all written employment or severance agreements to which either SPD or any of its Subsidiaries is a party with respect to any employee or former employee whose compensation or benefits during the fiscal year ended December 31, 1997 exceeded $100,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. SPD has delivered or made available to ACQUIROR true, correct and complete copies of each such Contract, as amended to date.

       Section 2.16 Legal Compliance. Except with respect to (i) matters set forth on Schedule 2.16, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.17) and
(iii) compliance with laws applicable to Government Contracts (as to which certain representations and warranties are made pursuant to Section 2.9) each of SPD and its Subsidiaries is in compliance in all material respects with all laws, statutes, ordinances, rules, regulations, orders, judgments or decrees applicable to it and its business and neither SPD nor any of its Subsidiaries has received any notice that any violation or potential violation or any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or SPD or any of its Subsidiaries alleging failure to comply.

       Section 2.17 Environmental Matters. Except as set forth on Schedule 2.17, to the best knowledge of SPD, (i) SPD and its Subsidiaries are in substantial compliance with all Environmental Laws, except where any such instance of non-compliance could not reasonably be expected to have a material adverse effect on the business, operation or financial condition of SPD and its Subsidiaries, taken as a whole, and (ii) neither SPD nor any of its Subsidiaries has any liability under any Environmental Law which is material to the properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole. Except as set forth on Schedule 2.17, (i) no notices of any violation or alleged violation of, or any liability under, any Environmental Law relating to the operations or properties of SPD or its Subsidiaries have been received by SPD or any of its Subsidiaries, except where any such instance of noncompliance could not reasonably be expected to have a materially adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole, and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to the knowledge of SPD, threatened, relating to compliance with or liability under any Environmental Law, except where any such instance of non-compliance could not reasonably be expected to have a materially adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole.

       Section 2.18 Taxes. Except as otherwise disclosed in Schedule 2.18:

           (a) All federal, state, local and foreign tax returns including any declaration, report or similar statement required to be filed with respect to any taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated tax, of SPD and its Subsidiaries ("Tax Returns"), including those Tax Returns relating to United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, intangible, occupation, production, license, emergency excise, capital gains, capital stock, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, employment, franchise, property, sales and use, and excise taxes, and any other taxes, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any governmental or regulatory authority due from and/or withheld by or required to be withheld by SPD and its Subsidiaries (collectively, "Taxes") have been duly and timely filed and are correct and complete in all material respects, except for those returns for which the time for filing thereof has been validly extended.

           (b) All Taxes or estimates thereof that are due have been timely and appropriately paid, except for amounts being contested in good faith by appropriate proceedings and for which an adequate reserve (other than a reserve for deferred taxes reflecting the difference between the tax and book basis in assets and liabilities) has been established on SPD's financial statements. With respect to any period or portion thereof ending on or before the date of the balance sheet referred to in Section 2.7(b) for which Tax Returns have not yet been filed, or for which Taxes have accrued but are not yet due or owing, SPD has made due and sufficient reserves (other than reserves for deferred taxes reflecting the difference between the tax and book basis in assets and liabilities) for such Taxes on the balance sheet referred to in Section 2.7(b). SPD and its Subsidiaries have collected all material sales and use Taxes and withholding Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax and payroll withholding statutes and regulations for all periods for which the statute of limitations has not expired.

           (c) None of the Tax Returns for any taxable period the statute of limitations on which has not yet expired has been audited or is being audited by any taxing authority.

           (d) No assessment, audit or other proceeding by any taxing authority, court or other governmental or regulatory authority is proposed, pending, or, to the knowledge of SPD, threatened with respect to the Taxes or Tax Returns of SPD or its Subsidiaries.

           (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period. There is no contract or agreement, plan or arrangement by SPD or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SPD by reason of section 280G of the Code. Neither SPD nor its Subsidiaries have been a United States real property holding corporation within the meaning of section 897 (c)(2) of the Code during the applicable period specified in Section 897
(c)(1) (A) (ii) of the Code.

           (f) Neither SPD nor its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the current group of which SPD is the common parent) or (ii) has liability for the Taxes of any person under Treasury Regulation section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (g) There are no Liens with respect to Taxes upon any of the assets or properties of SPD or its Subsidiaries, other than with respect to Taxes not yet due and payable.

           (h) As of the Closing, neither SPD nor its Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

       Section 2.19 Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of ACQUIROR contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of SPD with respect to SPD's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) any filings required under the DOD National Industrial Security Program Manual for Safeguarding Classified Information, (iii) any filings required under U.S. Export Control Laws, (iv) the consents listed on Schedule 2.19.

       Section 2.20 Licenses, Permits and Authorizations. SPD possesses all of the licenses, approvals, consents, franchises and permits necessary to permit SPD and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of SPD and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent, franchise or permit could not reasonably be expected to have a materially adverse effect on the business, properties, assets, results of operations or financial condition of SPD and its Subsidiaries, taken as a whole. All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or, to the best knowledge of SPD, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Within ten days of the date hereof, SPD will supply ACQUIROR with a list of all material licenses, franchises and other permits of or with any Governmental Authority, whether foreign, federal, state or local, which are held by SPD or any of its Subsidiaries.

       Section 2.21 Insurance. Schedule 2.21 contains a summary description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by SPD or any of its Subsidiaries. True, correct and complete copies of such insurance policies have been made available to ACQUIROR. Such policies are in full force and effect and all premium due thereon have been paid or accrued. No notice of cancellation, termination or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, has been received by SPD or any of its Subsidiaries.

       Section 2.22 Brokers' Fees. Except for the fees payable to the entities described on Schedule 2.22 (which fees shall be paid as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by SPD or any of its Subsidiaries or Affiliates.

       Section 2.23 Inventory. All inventory of SPD and its Subsidiaries consists of a quality and quantity consistent with good business practices net of any reserves reflected in (i) the case of inventory on the date hereof, the balance sheet referred to in Section 2.7(b) or (ii) the Closing Balance Sheet in the case of inventory on the Closing Date and are salable in the ordinary course consistent with past practice.

       Section 2.24 Accounts Receivable. The accounts receivable of SPD and its Subsidiaries reflected in the balance sheet referred to in Section 2.7(b) represent bona fide sales actually made in the ordinary course of business, and have been properly accrued in accordance with GAAP, net of any reserves reflected in the balance sheet referred to in Section 2.7(b). To the best knowledge of SPD, there are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectibility of the accounts receivable as a class in excess of the reserves therefor set forth in the Closing Balance Sheet.

       Section 2.25 Absence of Changes. Except as set forth on Schedule 2.25:

       Since December 31, 1997, there has not been (a) any material adverse change (or any event specifically relating to SPD that could reasonably be expected to result in such a change) in the business, financial condition or results of operations of SPD or its Subsidiaries, or any change that could materially delay or impair the ability of SPD to effect the Closing or materially and adversely affect the operation of the business of SPD after the Closing Date; (b) any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate in excess of $100,000; (c) any labor, dispute or any labor union organizing activity, or any actual or threatened strike, work stoppage, slowdown or lockout, or any material change in its relationship with employees, customers, distributors or suppliers; (d) any sale, lease, transfer or other disposition of any asset of SPD or its Subsidiaries having a fair material value in excess of $100,000 or for proceeds in excess of $100,000, or (e) any discharge or satisfaction of any obligation or liability of SPD or its Subsidiaries other than in the ordinary course of business in accordance with the terms of such obligation or liability.

           Except as set forth on Schedule 2.25: Since December 31, 1997, neither SPD or any of its Subsidiaries has engaged in any of the following transactions: (i) issued or committed to issue any shares of common stock (except upon exercise of duly issued stock options which were outstanding as of such date) or ownership interest of SPD or any of its Subsidiaries, or any obligations, understanding or commitment regarding the issuance of capital stock or any option, right, warrant or other security exercisable or exchange for or convertible into capital stock of

SPD or any of its Subsidiaries, (ii) redeemed, purchased or otherwise acquired or committed to acquire or committed to acquire any shares or other ownership interest of SPD or any of its Subsidiaries, (iii) effected a split or reclassification of any shares of SPD or any of its Subsidiaries or a recapitalization of SPD or any of its Subsidiaries, (iv) made any change in the compensation of, or increased benefits available to, any officer, other employee, sales agent or representative of SPD or any of its Subsidiaries under any bonus or pension plan or other contract or commitment, or paid or agreed or promised to pay, whether conditionally or otherwise, any bonus, incentive, retention or compensation, or increased or agreed or promised to increase any retirement, welfare, fringe or severance benefits or vacation pay, to or in respect of any officer, other employee, sales agent or representative of SPD or any of its Subsidiaries, other than, with respect to any employee other than officers, in the ordinary course of business and consistent with past practice,
(v) incurred, assumed or guaranteed any obligation or liability whether absolute, accrued, contingent or otherwise, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the business consistent with past practice, (vi) mortgaged, pledged or subjected to any Lien any property or assets, tangible or intangible of SPD or any of its Subsidiaries, (vii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto, (viii) received any notice of termination or of default or breach of any material contract, lease or other agreement, (ix) made any capital expenditures, or commitments to make any capital expenditure in excess of $250,000 in the aggregate, (x) entered into any transaction, contract or commitment with any affiliate of SPD or (xi) entered into any transaction, contract or commitment other than in the ordinary course of business.

       Section 2.26 Undisclosed Liabilities. SPD and it Subsidiaries have no debts, claims, liabilities or obligations (whether absolute, contingent or otherwise) which are material to the business of SPD and its Subsidiaries which would be required to be disclosed in a balance sheet or in a footnote to a financial statement prepared under GAAP except for (a) those reflected, reserved against or otherwise disclosed in the balance sheet referred to in
Section 2.7(b) or the notes thereto and not heretofore paid or discharged or
(b) those incurred in the ordinary course of business of SPD and its Subsidiaries since the date of the balance sheet referred to in Section 2.7(b) to the extent reflected in the Closing Date Balance Sheet.

       Section 2.27 Customers and Suppliers. Schedule 2.27 lists the ten largest customers of SPD and is Subsidiaries and the ten largest suppliers for the most recent fiscal year. To the best knowledge of SPD and its Subsidiaries, since January 1, 1998, there has been no material adverse change in the business relationship of the Company with any customer or supplier named on
Schedule 2.27.

       Section 2.28 Affiliate Transactions. Except set forth in Schedule 2.28, there are no agreements, arrangements, undertakings or other transactions between SPD or any of its Subsidiaries with any of their Affiliates.

       Section 2.29 Full Disclosure. No representation or warranty of SPD in this Agreement, nor any statement or certificate furnished or to be furnished to ACQUIROR pursuant to this Agreement, or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not false or misleading.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

       ACQUIROR and Merger Sub represent and warrant to SPD as of the date of this Agreement as follows:

       Section 3.1 Corporate Organization. Each of ACQUIROR and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation of each of ACQUIROR and Merger Sub, certified by the Secretary of State of Delaware, and their Bylaws, previously delivered by ACQUIROR to SPD, are true, correct and complete. Each of ACQUIROR and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the ability of ACQUIROR or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

       Section 3.2 Due Authorization. Each of ACQUIROR and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of ACQUIROR and Merger Sub and approved by the stockholder of Merger Sub, and no other proceeding on the part of ACQUIROR or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of ACQUIROR and Merger Sub and this Agreement constitutes a valid and binding obligation of ACQUIROR and Merger Sub, enforceable against ACQUIROR and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

       Section 3.3 No Conflict. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by ACQUIROR and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation, Bylaws, as amended, or other organizational documents of ACQUIROR and Merger Sub, or any agreement, indenture or other instrument to which ACQUIROR or Merger Sub is a party or by which ACQUIROR or Merger Sub may be bound, or of any order, judgment or decree applicable to ACQUIROR or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of ACQUIROR or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing could not reasonably be expected to have a material adverse effect on the ability of ACQUIROR and Merger Sub to enter into and perform their obligations under this Agreement.

       Section 3.4 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of ACQUIROR, investigations, before or by any court or governmental authority or instrumentality or before any arbitrator pending or, to the knowledge of ACQUIROR, threatened, against ACQUIROR or Merger Sub which, if determined adversely, could reasonably be expected to have a materially adverse effect on the ability of ACQUIROR or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon ACQUIROR or Merger Sub, which could reasonably be expected to have a materially adverse effect on the ability of ACQUIROR or Merger Sub to enter into and perform its obligations under this Agreement.

       Section 3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPD contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of ACQUIROR or Merger Sub with respect to ACQUIROR or Merger Sub's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) any filings required under the DOD Industrial Security Manual for Safeguarding Classified Information, (iii) any filings required under U.S. Export Control Laws, and (iv) as otherwise disclosed in Schedule 3.5.

       Section 3.6 Financial Ability. ACQUIROR and Merger Sub have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at Closing.

       Section 3.7 Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by ACQUIROR or any of its Affiliates.

       Section 3.8 Liquidation. ACQUIROR represents that at this point in time it has no immediate intention of liquidating SPD following the Closing Date.

                                   ARTICLE IV
                                COVENANTS OF SPD

       Section 4.1 Conduct of Business. From the date hereof through the Closing, SPD and each of its Subsidiaries shall, except as contemplated by this Agreement, or as consented to by ACQUIROR in writing, operate its business in the ordinary course and substantially in accordance with past practice and will use its reasonable best efforts (i) not to take any action inconsistent with this Agreement, (ii) to keep available the services of the present officers and employees of SPD and its Subsidiaries, and (iii) to preserve the present relationship of SPD and its Subsidiaries with all entities or persons having significant business dealings with either of them. Without limiting the generality of the foregoing, unless consented to by ACQUIROR in writing, SPD shall not, and SPD shall cause each of its Subsidiaries not to, except as specifically contemplated by this Agreement:

           (a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of SPD or any of its Subsidiaries.

           (b) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on Schedule 2.8 or Schedule 2.15, except that SPD and its Subsidiaries may enter into any contract, agreement or commitment in the ordinary course of business that could not result in a loss in excess of $100,000 and would not involve aggregate consideration in excess of $2.5 million.

           (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except inventory sales in the ordinary course of business;

           (d) (i) except as otherwise required by law take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of SPD or its Subsidiaries in effect on the date hereof and disclosed to ACQUIROR) which will become due and payable on or after the Closing Date; (ii) make any change in the key management structure of SPD or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the terminations of existing officers, other than in the ordinary course of business; (iii) except in the ordinary course of business, adopt, enter into or amend any Employee Plan; or (iv) increase the compensation or fringe benefits of any present or former director, officer or employee of SPD or any of its Subsidiaries except for the payment of increases in salary or wages of employees (other than officers) in the ordinary course of business consistent with past practice), and except for the payment of certain bonuses to the management of SPD's Power Paragon divisions in an amount not to exceed $500,000, which amount will be accrued on the Closing Date Balance Sheet if not paid prior to the Closing;

           (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

           (f) make any loans or advances to any partnership, firm or corporation, or, except for advances to employees of expenses incurred in the ordinary course of business, any individual;

           (g) make or change any tax election, change any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any federal, state, local or foreign Tax liability.

           (h) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

           (i) incur or increase any indebtedness for borrowed money or guarantee the debt of any other person (other than any incurrence or increase in the ordinary course of business and then only if the amount of such incurrence or increase (to the extent not repaid prior to the Closing Date) is reflected on the Closing Balance Sheet; or

           (j) make any capital expenditure, or commit to make any capital expenditure, in excess of $100,000 in the aggregate.

       Section 4.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPD by third-parties that may be in SPD's possession from time to time (including restrictions on the disclosure of government-classified information), SPD shall, and shall cause its Subsidiaries to, afford to ACQUIROR and its accountants, counsel and other representatives reasonable access, during normal business hours to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of SPD and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of SPD and its Subsidiaries as they may reasonably request. SPD shall, and shall cause its Subsidiaries to, afford to ACQUIROR and its environmental consultants, counsel and other representatives reasonable access, during normal business hours and, if reasonably necessary week-ends, to all real property and equipment owned, operated or leased by SPD, and to appropriate employees of SPD and its subsidiaries and shall furnish ACQUIROR's representatives with adequate water and power, as well as any environmental or operating data reasonably necessary to complete an environmental or operating audit and site assessment of each site.

       Section 4.3 HSR Act; Foreign Antitrust Approvals

           (a) In connection with the transactions contemplated by this Agreement, SPD (and, to the extent required, its Affiliates) shall (i) comply with the notification and reporting requirements of the HSR Act within six business days of the execution of this Agreement and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act (provided that SPD shall not be permitted to dispose or discontinue or modify or agree to discontinue or modify any assets or operations without ACQUIROR's consent), and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable foreign law. SPD shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

           (b) SPD shall exercise all reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement on or before September 15, 1998.

       Section 4.4 No Solicitations. From the date hereof through the Closing, neither SPD nor any of its Subsidiaries shall, and SPD shall not knowingly permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than ACQUIROR, Merger Sub or any of their respective Affiliates) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving SPD or any Subsidiary or division of SPD.

       Section 4.5 Research and Experimental Expenses. Holder Representative will use its reasonable best efforts to cause to be furnished to ACQUIROR as soon as reasonably practicable, but in no event more than 120 days after Closing, all information reasonably requested relating to the base period research expenses and any other information to allow ACQUIROR to claim research and experimental credits in accordance with the relevant sections of the Code and Treasury regulations promulgated thereunder.

                                   ARTICLE V
                             COVENANTS OF ACQUIROR

       Section 5.1 HSR Act; Foreign Antitrust Approvals

           (a) In connection with the transactions contemplated by this Agreement, ACQUIROR (and, to the extent required, its Affiliates) shall (i) comply with the notification and reporting requirements of the HSR Act within six business days of the execution of this Agreement and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable foreign law. ACQUIROR shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

           (b) ACQUIROR shall exercise all reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement on or before September 15, 1998.

       Section 5.2 Indemnification and Insurance.

           (a) From and after the Effective Time of the Merger, ACQUIROR agrees that it will cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of SPD or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that SPD or its Subsidiaries, as the case may be, would have been permitted under Delaware law and its charter or by-laws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the charter and by-laws of SPD or its applicable Subsidiary shall be made by independent counsel selected by the Surviving Corporation.

           (b) For five (5) years from the Effective Time of the Merger, ACQUIROR shall use its reasonable best efforts to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by SPD's directors' and officers' liability insurance policy (a true, correct and complete copy of which has been heretofore delivered to ACQUIROR) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such five-year period, such insurance will be continued in respect of such claim until the final disposition thereof, and provided, further, that ACQUIROR shall not be required to pay premiums in excess of two times the current premium paid by SPD for such coverage.

                                   ARTICLE VI
                                JOINT COVENANTS

       Section 6.1 Confidentiality.

           (a) Use of Evaluation Materials. Except for any governmental filings required in order to complete the transactions contemplated herein, and, except as ACQUIROR and SPD may agree or consent in writing, each party hereto shall keep the Evaluation Materials confidential and, no party shall, except as required by applicable law or legal process disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed to those of such party's directors, officers, employees, agents and representatives and financing sources who need to know such information for the purposes of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree to treat such information confidentially in accordance with this Section 6. 1
(a)). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials furnished to it by another party hereto for any purpose.

           (b) Compelled Disclosure. In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions hereof, (i) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by opinion of legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment will be accorded such and (ii) such party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 6.1.

       Section 6.2 Support of Transaction. ACQUIROR and SPD, and their respective Subsidiaries shall each (i) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of ACQUIROR and SPD, or their respective Affiliates are required to obtain in order to consummate the Merger and, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement. Without limiting the foregoing, each party agrees to cooperate with the others to accomplish (i) the payoff of all Funded Debt of SPD as of the Closing Date and the release of all Liens securing the same, and (ii) to structure the transfer of SPD's German Subsidiaries in such manner as may be mutually agreed upon as being most advantageous to the parties from a legal, tax and business perspective.

       Section 6.3 Update Information. Not less than 5 days before the date scheduled for Closing, SPD and ACQUIROR shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of SPD or ACQUIROR, respectively, is incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, prior to the Closing, SPD and ACQUIROR shall each notify the other in writing of any changes or supplements to the updated information needed, to the knowledge of SPD or ACQUIROR, respectively, to make such information correct and complete as of the Closing.

       Section 6.4 SEC Financial Reporting. SPD and its Subsidiaries and Grant Thornton shall each use its reasonable best efforts to prepare or aid the Acquiror to prepare on a timely basis the historical financial statements for SPD and its consolidated subsidiaries for (i) the fiscal years ending December 31, 1997, 1996, and 1995, and (ii) any interim periods after December 31, 1997 but before the Closing Date as required, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"), for purposes of SEC filings which must be undertaken by the Acquiror in connection with the consummation of transactions contemplated herein.

       Section 6.5 Further Assurances. Each party hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

       Section 6.6 Execution of Escrow Agreements. Each of ACQUIROR and SPD agrees that, upon satisfaction (or waiver) of the conditions to its obligations hereunder, it will, at or prior to Closing, execute the Indemnification and Adjustment Escrow Agreements.


       Section 6.7 Transaction Costs. SPD agrees that as of the Closing Date it will not have any outstanding payment obligations for services rendered in connection with the transactions contemplated under this Agreement, except as may be accrued on the Closing Date Balance Sheet.

       Section 6.8 Closing of Tax Year on Closing Date. (a) The parties shall, to the extent permitted by applicable law, elect with each relevant taxing authority to close the taxable period of SPD and its Subsidiaries at the end of the business day on the Closing Date. In any case where applicable law does not permit SPD and its Subsidiaries to close their taxable year on the Closing Date, then Taxes attributable to the current taxable period of SPD and its Subsidiaries beginning before and ending after the Closing Date (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned between (a) the period beginning on the first day of the current tax year of SPD and its Subsidiaries and ending on the Closing Date and (b) the period beginning on the day after the Closing Date and ending on December 31, 1998 by means of a closing of the books and records of SPD and its Subsidiaries as of the close of the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred/occurs.

           (b) The ACQUIROR, SPD and the Holder Representative agree to allocate and otherwise treat, for Tax purposes, the purchase back and cancellation of the Options pursuant to Section 1.1(d) of this Agreement as occurring immediately prior to the Effective Time of the Merger and as allocable to the portion of the day prior to the Acquiror's acquisition of SPD stock. The parties agree to act in accordance with such allocation in any relevant Tax Returns or filings.

           (c) ACQUIROR agrees that neither it nor any of its Affiliates shall make an election under Section 338 of the Code with respect to the Merger if such election could have an adverse Tax impact on the holders of SPD Shares and Options.

       Section 6.9 Review of Certain Agreements. Promptly and in any event within three business days of the date of the Original Agreement, SPD shall provide to ACQUIROR true and correct copies of the contracts and agreements set forth in Schedule 2.8 to the extent not previously provided to ACQUIROR. ACQUIROR shall have a period of two business days following the date of receipt of such contracts and agreements for a review thereof. If, upon such review, ACQUIROR determines in its reasonable good faith judgment that the consolidated business of SPD and its Subsidiaries is, in view of the terms of such contracts and agreements, materially and adversely different than such business would be in the absence of such contracts and agreements, ACQUIROR shall have the right to terminate this Agreement pursuant to Section 9.1(b)(vi) prior to the expiration of the second business day of the review period referred to above.

                                  ARTICLE VII
                                    CLOSING

       Section 7. 1 Filing. As soon as all of the conditions set forth in
Article VIII of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of ACQUIROR, Merger Sub and SPD shall direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

       Section 7.2 Closing The Closing shall take place at a location and time mutually agreed upon by ACQUIROR and SPD on August 13, 1998 or such other date upon which the parties may agree (if on such date the conditions set forth in Section 8.1 have been satisfied or waived), and in any event within five (5) Business Days of the date on which all conditions set forth in Section 8.1, Sections 8.2(a) and (c) and Section 8.3(a) shall have been satisfied or waived. The term "Closing," when used in this Agreement, means the Effective Time of the Merger.

                                  ARTICLE VIII
                           CONDITIONS TO OBLIGATIONS

       Section 8.1 Conditions to Obligations of ACQUIROR, Merger Sub and SPD. The obligations of ACQUIROR, Merger Sub and SPD to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions:

           (a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

           (b) All necessary permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by ACQUIROR, Merger Sub and SPD in connection with the Merger and the transactions contemplated by this Agreement shall have been procured, it being understood, however, that (i) any consents required in connection with United States Government security clearances, and (ii) any other consents, authorizations or approvals, the absence of which would not have a material adverse effect on the business, operations or financial condition of SPD and its Subsidiaries, taken as a whole, need not be obtained prior to Closing.

           (c) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining, restricting or prohibiting the consummation of the Merger in accordance with the terms hereof, and neither ACQUIROR nor Merger Sub nor SPD shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the Merger.

       Section 8.2 Conditions to Obligations of ACQUIROR and Merger Sub. The obligations of ACQUIROR and Merger Sub to consummate or cause to be consummated the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ACQUIROR and Merger Sub:

           (a) Each of the representations and warranties of SPD contained in this Agreement shall be true and correct on the date hereof and (as to those representations and warranties not qualified by reference to materiality, in all material respects) as of the Closing, as if made at and as of that time, and each of the covenants and agreements of SPD to be performed as of or prior to the Closing shall have been performed in all material respects.

           (b) SPD shall have delivered to ACQUIROR a certificate signed by the chief executive officer of SPD, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in subsection 8.2(a) have been fulfilled.

           (c) Any consent, waiver, approval, license, or other authorization from, or filing with, any Person other than a Governmental Authority required for the consummation of the Merger or for the enjoyment by SPD and/or its Subsidiaries of the benefits of any Contract or other arrangement with such Person after the Merger (including, without limitation, any consent of landlord required under any lease to which SPD and/or any Subsidiary is a party) shall have been obtained or made, except where the failure to obtain such consent would not have a material adverse effect on the business, operations or financial condition of SPD and its Subsidiaries taken as a whole.

           (d) SPD and the Holder Representative shall have executed and delivered to ACQUIROR and Merger Sub the Indemnification and Adjustment Escrow Agreements.

           (e) ACQUIROR shall have received an opinion, dated as of the Closing Date, from McCarter & English, LLP substantially in the form of Annex D.

           (f) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to ACQUIROR and its counsel.

           (g) Seller shall have delivered to ACQUIROR a certificate(s) in form and substance reasonably satisfactory to ACQUIROR, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

           (h) Between the date of this Agreement and the Closing, there shall have been no material adverse change (or any event that would reasonably be expected to result in such change) in the condition (financial or otherwise), results of operation, prospects, business, assets or properties of SPD and its Subsidiaries;

           (i) ACQUIROR shall have entered in employment agreements on terms reasonably satisfactory to it (including covenants not to compete) with each of the individuals listed in amended Schedule 8.2(i) attached to this Agreement;

           (j) Each holder of SPD Shares and Options shall have provided an acknowledgement, in a form reasonably satisfactory to ACQUIROR, of his or its indemnification obligations, and other payment obligations pursuant to Section 1.4(d), under this Agreement [(provided, however, that the holders of SPD Shares may at their sole option determine voluntarily, and agree with ACQUIROR, to fund directly, on a pro rata basis, that portion of the indemnification obligations and other payment obligations pursuant to Section 1.4(d) of the holders of SPD Options which is not paid out of the Indemnification Escrow Amount and the Adjustment Escrow Amount, and thereafter to seek reimbursement from the holders of SPD Options for such amounts; in such case, the acknowledgement required by this Section 8.1(j) shall be required to be supplied only by the holders of SPD Shares)];

           (k) ACQUIROR shall have been provided with evidence reasonably satisfactory to it that no holder of SPD Shares shall have exercised his or its dissenters rights. Section 8.3 Conditions to the Obligations of SPD. The obligation of SPD to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPD:

           (a) Each of the representations and warranties of ACQUIROR contained in this Agreement shall be true and correct in all material respects both on the date hereof (as to those representations and warranties not qualified by reference to materiality, in all material respects) and as of the Closing, as if made at and as of that time, and each of the covenants and agreements of ACQUIROR to be performed as of or prior to the Closing shall have been performed in all material respects

           (b) ACQUIROR shall have delivered to SPD a certificate signed by an officer of ACQUIROR, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in subsection 8.3(a) have been fulfilled.

           (c) ACQUIROR and Merger Sub shall have executed and delivered to SPD and the Holder Representative the Indemnification and Adjustment Escrow Agreements.

           (d) SPD shall have received an opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett, counsel to ACQUIROR substantially in the form of Annex E.

           (e) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to SPD and its counsel.

           (f) The employment agreements referenced in Section 8.2(i) shall have been executed by ACQUIROR.

                                   ARTICLE IX
                           TERMINATION/EFFECTIVENESS

       Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

           (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

           (b) Prior to the Closing, by written notice to SPD from ACQUIROR, authorized by the Board of Directors of ACQUIROR, if (i) there is any material breach of any covenant or agreement on the part of SPD set forth in this Agreement, or if a representation or warranty of SPD shall be untrue in any material respect, in either case, such that the condition specified in Section 8.2(a) hereof would not be satisfied at the Closing (a "Terminating SPD Breach"), except that, if such Terminating SPD Breach is curable by SPD through the exercise of its reasonable best efforts, then, for a period of up to 30 days, but only as long as SPD continues to use its reasonable best efforts to cure such Terminating SPD Breach (the "SPD Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating SPD Breach is not cured within SPD Cure Period, (ii) the conditions set forth in Sections 8.1 and
8.2 of this Agreement have not been satisfied on or before August 15, 1998 (except in the event that as of such date a condition set forth in Section 8.1(a) or (b) has not been satisfied by reason of the failure to obtain any clearance from any Antitrust Authority, in which case such date shall be extended until September 15, 1998), (iii) the Closing has not occurred on or before August 15, 1998, other than as a result of a breach of a representation. warranty, covenant or agreement of ACQUIROR (except in the event that as of such date a condition set forth in Section 8.1(a) or (b) has not been satisfied by reason of the failure to obtain any clearance from any Antitrust Authority, in which case such date shall be extended until September 15, 1998), (iv) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority, (v) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (vi) ACQUIROR exercises its right to terminate this Agreement pursuant to Section 6.9.

           (c) Prior to the Closing, by written notice to ACQUIROR from SPD, authorized by its Board of Directors, if (i) there is any material breach of any covenant or agreement on the part of ACQUIROR set forth in this Agreement, or if a representation or warranty of ACQUIROR shall be untrue in any material respect, in either case, such that the condition specified in Section 8.3(a) hereof would not be satisfied at the Closing (a "Terminating ACQUIROR Breach"), except that, if such Terminating ACQUIROR Breach is curable by ACQUIROR through the exercise of its reasonable best efforts, then, for a period of up to 30 days, but only as long as ACQUIROR continues to exercise such reasonable best efforts to cure such Terminating ACQUIROR Breach (the "ACQUIROR Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating ACQUIROR Breach is not cured within the ACQUIROR Cure Period, (ii) the conditions set forth in Section 8.3 of this Agreement shall not have been satisfied on or before August 15, 1998 (except in the event that a request for additional information is made by any Antitrust Authority, in which case such date shall be extended until September 15, 1998), (iii) the Closing has not occurred on or before August 15, 1998 other than as a result of a breach of a representation, warranty, covenant or agreement of SPD(except in the event that a request for additional information is made by any Antitrust Authority, in which case such date shall be extended until September 15, 1998), (iv) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority or (v) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

       Section 9.2 Effect of Termination.

           In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of SPD, ACQUIROR or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination, and any other liabilities which any party may otherwise have pursuant to applicable law. The provisions of Sections 6.1 and 13.6 hereof shall survive any termination of this Agreement.

                                   ARTICLE X
                              CERTAIN DEFINITIONS

       As used herein, the following terms shall have the following meanings:

       "ACQUIROR" has the meaning specified in the Preamble hereto.

       "ACQUIROR Cure Period" has the meaning specified in Section 9. 1.

       "ACQUIROR Indemnified Parties" has the meaning specified in Section
12.2.

       "Action" means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

       "Adjustment Escrow Agreement" has the meaning specified in Section 1.4.

       "Adjustment Escrow Amount" has the meaning specified in Section 1.4.

       "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

       "Aggregate Fully-Diluted SPD Common Shares" has the meaning specified in
Section 1.1.

       "Aggregate Option Exercise Price" has the meaning specified in Section
1. 1.

       "Agreement" has the meaning specified in the Preamble hereto.

       "Antitrust Authorities" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, state, local, foreign or multinational).

       "Applicable Percentage" has the meaning specified in Section 1.2.

       "Auditor" has the meaning specified in Section 1.4.

       "Benefit Arrangement" has the meaning specified in Section 2.14.

       "Cash Per Fully-Diluted Common Share" has the meaning specified in
Section 1.1.

       "Certificate of Merger" has the meaning specified in the Section entitled "Plan of Merger."

       "Closing" has the meaning specified in Section 7.2.

       "Closing Balance Sheet" has the meaning specified in Section 1.4.

       "Closing Date Adjusted Net Assets" has the meaning specified in Section 1.4.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Confidentiality Agreement" has the meaning specified in Section 13. 9.

       "Constituent Corporations" shall have the meaning specified in the Section entitled "Plan of Merger."

       "Contracts" means any contracts (including, without limitation, Government Contracts), agreements, subcontracts, leases, and purchase orders.

       "Damages" has the meaning specified in Section 12.2.

       "DGCL" has the meaning specified in the Section entitled "Plan of Merger."

       "Determination Date" has the meaning specified in Section 1.4.

       "Employee Options" has the meaning specified in Section 1.2.

       "Employee Plans" has the meaning specified in Section 2.14.

       "Environmental Laws" means, collectively, all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment, as in effect as of the date hereof (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

       "ERISA" has the meaning specified in Section 2.14.

       "ERISA Affiliate" has the meaning specified in Section 2.14.

       "Evaluation Materials" means this Agreement (together with the Schedules and Annexes hereto) and, as to any party hereto, means all other non-public information furnished to such party by the other parties hereto (the "disclosing party") in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party's Affiliates, whether furnished orally or in writing, or gathered by inspection, together with analyses, compilations, studies or other documents prepared by any party, or by such party's agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a nonconfidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or
(iii) has been or is independently developed by the party to which such information was furnished and not derived from the Evaluation Materials.

       "Funded Debt" of any Person, means all obligations of such Person for borrowed money.

       "GAAP" has the meaning specified in Section 1.4.

       "Government Bid" has the meaning specified in Section 2.9.

       "Government Contracts" has the meaning specified in Section 2.9.

       "Governmental Authority" means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

       "Government Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

       "Grant Thornton" has the meaning specified in Section 1.4.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       "Holder Acknowledgement" means an agreement or certificate signed by a holder of Options acknowledging cancellation of all Options held by such holder in form reasonably acceptable to the Surviving Corporation.

       "Holder Allocable Expenses" has the meaning specified in Section 1.5.

       "Holder Representative" has the meaning specified in Section 11.1.

       "Indemnification Escrow Agreement" has the meaning specified in Section 1.4.

       "Indemnification Escrow Amount" has the meaning specified in Section
1.4.

       "Indemnified Party" has the meaning specified in Section 12.1.

       "Indemnity Cap" has the meaning specified in Section 12.2.

       "Intellectual Property" has the meaning specified in Section 2.11.

       "Leased Real Property" means all the real property leased by SPD and its Subsidiaries with annual lease obligations in excess of $10,000.

       "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

       "Loss CarryBack" means the net operating loss as reflected on the Stub Period Tax Returns but only to the extent attributable to the cancellation of Employee Options pursuant to

Section 1.1(d) of this Agreement.

       "Machinery and Equipment" has the meaning specified in Section 2.10.

       "Majority Holders" has the meaning specified in Section 11. 1.

       "Merger " has the meaning specified in the Section entitled "Plan of Merger."

       "Merger Consideration" has the meaning specified in Section 1.1.

       "Merger Sub" has the meaning specified in the Preamble hereto.

       "MidMark" has the meaning specified in the Preamble hereto.

       "Multiemployer Plan" has the meaning specified in Section 2.14.

       "Net Working Capital" has the meaning specified in Section 1.4.

       "Owned Real Property" means all real property owned by SPD or any of its Subsidiaries.

       "PBGC" has the meaning specified in Section 2.14.

       "Permitted Liens" means (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings (and for which reserves are established on the financial statements of SPD), (iii) Liens arising in connection with the sale of foreign receivables, (iv) Liens on goods in transit incurred pursuant to documentary letters of credit, (v) Liens securing rental payments under capital lease agreements disclosed in Schedule 2.8, (vi) Liens arising in favor of the United States Government as a result of progress payment clauses contained in any Government Contract, and (vii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or materially diminish the present value of such real property.

       "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

       "Pre-Existing Environmental Condition" has the meaning specified in
Section 12.2.

       "SPD" has the meaning specified in the Preamble hereto.

       "SPD Class A Common Stock" has the meaning specified in Section 1.1.

       "SPD Class B Common Stock" has the meaning specified in Section 1.1.

       "SPD Common Stock" has the meaning specified in Section 1.1.

       "SPD Indemnified Party" has the meaning specified in Section 12.2.

       "SPD Stock" has the meaning specified in Section 1.1.

       "SPD Cure Period" has the meaning specified in Section 9.1.

       "SPD Pension Plan" has the meaning specified in Section 2.14.

       "SPD Principal Stockholders" means MidMark, Larry A. Colangelo and John
C. Fleury.

       "SPD Share" has the meaning specified in Section 1.1.

       "Stub Period Tax Returns" has the meaning specified in Section 1.4.

       "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

       "Survival Period" has the meaning specified in Section 12.1.

       "Surviving Corporation" has the meaning specified in the Section entitled "Plan of Merger."

       "Terminating ACQUIROR Breach" has the meaning specified in Section 9.1.

       "Terminating SPD Breach" has the meaning specified in Section 9.1.

       "Options" has the meaning specified in Section 1.1.

                                   ARTICLE XI
                             HOLDER REPRESENTATIVE

       Section 11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of SPD Shares and Options for certain limited purposes, as specified herein (the "Holder Representative"). The parties have designated MidMark as the initial Holder Representative, and approval of this Agreement by the holders of SPD Shares and Options shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Aggregate Fully-Diluted SPD Common Shares at the Effective Time of the Merger ("Majority Holders"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

       Section 11.2 Authority and Rights of Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of SPD Shares and Options, except as expressly provided herein; and provided, further, that the Holder Representative shall obtain the oral or written consent of Larry A. Colangelo prior to taking any material actions in such capacity. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with Section 1.5 hereof. The Holder Representative will have no liability to ACQUIROR, SPD or the holders of SPD Shares and Options with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative's gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 1.5 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 1.5 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

                                  ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

       Section 12.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for the period up to and including the date eighteen months following the Closing Date, except that (i) the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.22 shall survive indefinitely; and (ii) the representation and warranties in
Section 2.18 shall survive for the period up to and including 60 days following the expiration of the applicable statute of limitations (the "Survival Period"). No party seeking indemnification (the "Indemnified Party") shall be entitled to indemnification pursuant to this Article XII with respect to any representation or warranty unless the Indemnified Party shall have provided the Indemnifying Party with written notice thereof on or before the expiration of the applicable Survival Period.

       Section 12.2 Indemnification.

           (a) Subject to the other provisions of this Article XII, from and after the Closing until the expiration of the applicable Survival Period, ACQUIROR and their respective officers, directors, affiliates, shareholders and assigns (collectively, the "ACQUIROR Indemnified Parties") shall be entitled to indemnification from the holders of SPD Shares and Options from and against any costs or expense, losses, claims, judgments, liabilities, fines, amounts paid in settlement, and damages, net of any tax savings (including an increase in the event an indemnification payment is determined to be taxable) and any insurance recoveries actually received by the Indemnified Party (collectively, "Damages"), as incurred, to the extent they relate to, arise out of or are the result of (i) the breach of any of the representations and warranties of SPD contained in this Agreement, (ii) the breach of or nonperformance of any covenant or agreement of SPD contained in this Agreement, and (iii) any non-compliance by SPD or any of its Subsidiaries on or prior to the Closing Date of any Environmental Law in effect on any such date or any remediation required by law of environmental contamination relating to conditions existing or events occurring on or prior to the Closing Date, regardless of whether or not the same would otherwise constitute a breach of a representation and warranty of SPD ("Pre-Existing Environmental Conditions"); provided that if, and to the extent that, a liability of SPD or any of its subsidiaries (including, without limitation, any Tax liability) is reserved for or accrued on the Closing Balance Sheet (other than reserves for deferred taxes reflecting the difference between book and tax basis in assets and liabilities) and provided, that such liability is included in the calculation of the Adjustment Amount, it shall not constitute Damages indemnifiable hereunder to the extent so reserved or accrued. Subject to the provisions of this Article XII, from and after the Closing, ACQUIROR shall indemnify in respect of, and hold the Holder Representative, the holders of SPD Shares and Options entitled to receive the Merger Consideration in connection with the Merger and their respective officers, directors, shareholders, employees, agents, subsidiaries, parents and assigns (a "SPD Indemnified Party"), harmless from any and all Damages resulting from any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of ACQUIROR contained in this Agreement.

           (b) Notwithstanding the foregoing, in the absence of fraud or intentional misrepresentation, no ACQUIROR or SPD Indemnified Party shall be entitled to any claim for indemnification for any Damages with respect to a breach of a representation or warranty for which it would otherwise be entitled to indemnification pursuant to Section 12.2 (a) unless such a claim exceeds the sum of $25,000 and the aggregate amount of all such claims for indemnification claimed by the ACQUIROR or SPD Indemnified Parties with respect to breaches of representations and warranties pursuant to such Section exceeds the sum of $1,000,000, and the rights of the ACQUIROR and SPD Indemnified Parties to seek indemnification hereunder for such Damages shall be limited to the amounts of such claims in excess of $1,000,000.

           (c) To the extent any ACQUIROR or SPD Indemnified Party is entitled to indemnification pursuant to this Section 12.2(a), the aggregate amount of all Damages for which all ACQUIROR or SPD Indemnified Parties, respectively, shall be entitled to indemnification for breaches of representations or warranties and for Pre-Existing Environmental Conditions shall not exceed $10,000,000 (the "Indemnity Cap") (such Indemnity Cap being in addition to SPD's rights to be indemnified by certain third parties under (i) the existing $5,000,000 escrow account related to the prior transaction between SPD and PTS Holdings, Inc. ($2,000,000 of which survives through December 31, 1998 and $3,000,000 of which survives through June 30, 1999) and the environmental indemnification pursuant to the Magnetek Agreement referred to in
Section 2.8(c)). So long as the Indemnification Escrow Amount shall remain held in escrow pursuant to the terms of the Indemnification Escrow Agreement, all claims by any ACQUIROR Indemnified Party for indemnification pursuant to this
Section 12.2 against the holders of SPD Shares or Options shall be satisfied out of the Indemnification Escrow Amount. Notwithstanding anything to the contrary otherwise contained in this Agreement, the indemnification obligations under Section 12.2(a) shall expire upon termination of the applicable Survival Period in Section 12.1; provided, however, that such indemnification obligations with respect to any claim for indemnification asserted in writing delivered to the Indemnifying Party prior to the expiration of such Survival Period shall survive the expiration of such Survival Period until such claim for indemnification is either resolved or satisfied. Notwithstanding anything to the contrary otherwise contained in this Agreement, the indemnification obligations under Section 12.2(a)(iii) for Pre-Existing Environmental Conditions shall expire upon that date which is eighteen months following the Closing Date; provided, however, that such indemnification obligations with respect to any claim for indemnification asserted in writing delivered to the Indemnifying Party prior to the expiration of such period shall survive the expiration of such period until such claim for indemnification is either resolved or satisfied. To the extent that any claim for indemnification for a Pre-Existing Environmental Condition shall also serve as the basis for a claim for indemnification under the PTS Holdings, Inc. and/or Magnetek agreements referred to above, ACQUIROR agrees to pursue its remedies against such parties and to limit any claim against SPD under this Agreement to the amount that it is unsuccessful in collecting from such part(ies). To the extent that aggregate Damages for indemnification for Pre-Existing Environmental Conditions exceed $4,000,000, all Damages for Pre-Existing Environmental Conditions in excess of such amount shall be payable only in an amount equal to one-half (50%) of such Damages.

           (d) Method of Asserting Claims, Etc. All claims for indemnification by any Indemnified Party under this Section 12.2 shall be asserted and received as follows:

                  (i) In the event that any claims or demand in respect of which any Indemnified Party would be entitled to indemnification hereunder is asserted against such Indemnified party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claims or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand the "Claim Notice"). The Indemnifying Party shall have thirty
(30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party hereunder with respect to such claim or demand whether or not it desires to defend the Indemnified Party against such claim or demand. In the event that the Indemnifying Party notifies the Indemnified party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right (but not the obligation) to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third cross complaint against any Person. No claim may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

           (e) Exclusive Remedy. Following the Effective Time of the Merger, the rights of the Indemnified Parties to indemnification pursuant to this
Section 12.2 shall be the sole and exclusive legal remedy of such Indemnified Parties for any breach of any representation or warranty set forth in this Agreement.

           (f) Tax Related Adjustments. The parties agree that any indemnity payment made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Merger Consideration.

                                  ARTICLE XIII
                                 MISCELLANEOUS

       Section 13.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

       Section 13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when
(i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

           (a)               If to ACQUIROR or Merger Sub, to:

                             L-3 Communications Corporation
                             600 Third Avenue
                             New York, New York 10016
                             Attention: Christopher C. Cambria, Esq.
                             telecopy No.: (212) 805-5494

                             with copies to:

                             Simpson Thacher & Bartlett
                             425 Lexington Avenue
                             New York, New York 10017-3954
                             Attention: William E. Curbow, Esq.
                             Telecopy No.: (212) 455-2502

           (b)               If to SPD, to:

                             SPD Technologies, Inc.
                             13500 Roosevelt Blvd.
                             Philadelphia, PA 19116
                             Attention: Larry A. Colangelo
                             Telecopy No.: (215) 677-1231


                             with copies to:

                             McCarter & English, LLP
                             100 Mulberry Street
                             Newark, NJ 07101

                             Attention: David F. Broderick, Esq.
                             Telecopy No.: (973) 624-7070

                             Obermayer, Rebmann, Maxwell & Hippel, LLP
                             One Penn Center
                             1617 John F. Kennedy Blvd., 19th Floor
                             Philadelphia, PA 19103-1895
                             Attention: John J. Ehlinger, Esq.
                             Telecopy No.: (215) 665-3165

           (c)               If to the Holder Representative, to:

                             MidMark Capital, L.P.
                             466 Southern Blvd.
                             Chatham, NJ 07928
                             Telecopy No.: (973) 822-8911

                             with copies to:

                             McCarter & English, LLP
                             100 Mulberry Street
                             Newark, NJ 07101
                             Attention: David F. Broderick, Esq.
                            Telecopy No.: (973) 624-7070

or to such other address or addresses as the parties may from time to time designate in writing.

        Section 13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties (provided, however, that ACQUIROR may assign its obligations under this Agreement to any Affiliate). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        Section 13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

        Section 13.5 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this

Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

        Section 13.6 Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.5 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditors, if any, shall be paid one-half by ACQUIROR and one-half by the Holder Representative out of funds paid to the Holder Representative under Section 1.5. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants, provided that, in the event that the transactions contemplated hereby are not consummated, SPD shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

        Section 13.7 Transfer Tax. Stockholders shall be responsible for the timely payment of, and to such extent shall indemnify and hold harmless ACQUIROR Indemnified Parties against all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees ("Transfer Costs") arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Stockholders shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Costs (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that

ACQUIROR shall prepare any such Tax Returns that are the primary responsibility of Buyer under applicable laws.

        Section 13.8 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used herein, the phrase "to the knowledge" of any Person which is an entity shall mean the actual knowledge of such Person's executive officers.

        Section 13.9 Captions, Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 13.10 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement between ACQUIROR and SPD (the "Confidentiality Agreement") constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

        Section 13.11 Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

        Section 13.12 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of ACQUIROR and SPD which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

                             [INTENTIONALLY BLANK]

        IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                           L-3 COMMUNICATIONS CORPORATION

                                           By: /s/ Christopher C. Cambria
                                              --------------------------------
                                               Name:  Christopher C. Cambria
                                                     -------------------------
                                               Title: Vice President
                                                     -------------------------



                                           SPD MERGER CO.

                                           By: /s/ Christopher C. Cambria
                                              --------------------------------
                                               Name:  Christopher C. Cambria
                                                     -------------------------
                                               Title: Vice President
                                                     -------------------------



                                           SPD TECHNOLOGIES, INC.

                                           By: /s/ Larry A. Colangelo
                                              --------------------------------
                                               Name:  Larry A. Colangelo
                                                     -------------------------
                                               Title: President and CEO
                                                     -------------------------



                                           MIDMARK CAPITAL, L.P.

                                           By: MidMark Associates, Inc.
                                               General Partner

                                           By: /s/ Wayne L. Clevenger
                                              --------------------------------
                                               Name:  Wayne L. Clevenger
                                                     -------------------------
                                               Title: Managing Director
                                                     -------------------------